News Release
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News Release
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AT&T ANNOUNCES PLAN TO COMPLY WITH
MEDIAONE MERGER CONDITIONS

Company will "insulate" its interest in Time Warner Entertainment by shedding Liberty Media Group; make other programming interests non-attributable

FOR RELEASE FRIDAY, DECEMBER 15, 2000
         WASHINGTON - AT&T told the Federal Communications Commission today it intends to fulfill its MediaOne merger conditions by spinning off the Liberty Media Group. The company will also take the other steps needed to ensure that it will not have attributable interests, under the FCC's rules, in providers of video programming purchased by Time Warner Entertainment (TWE).
         As a result, AT&T said, its limited partnership interest in TWE will no longer be attributable to AT&T under the FCC's rules. AT&T, which announced Nov. 15 its intention to spin off Liberty contingent upon receiving a favorable tax ruling, said it has already begun the process of seeking that ruling. Aside from Liberty, AT&T has interests in certain other video programming entities that sell to TWE and the company is working to make those interests non-attributable as well.
         In the event AT&T can't complete these measures by the May 19, 2001, deadline, the company said it will either divest its ownership interest in TWE or place this interest in an irrevocable trust in order to sell it.
         "We're diligently following through on what we said we'd do," said Jim Cicconi, AT&T general counsel. "We will be in compliance with our obligations under the merger conditions and, as required, we've given the FCC an insurance policy to make sure it gets done by committing to put our TWE interest in trust if need be.


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         "Beyond  that,  it's  probably a good time to look at our cable mergers from a consumer's perspective. Naturally, the FCC expects consumer benefits -- and so do we. I'm gratified to say that the benefits we promised and the FCC anticipated in both the TCI and MediaOne mergers are coming to fruition. In particular, we've met our goal for 2000 by using our upgraded cable facilities to allow more than half a million consumers to break free from their local phone monopolies, and we continue to expand our offering of competitive local phone service. We're also well on our way to fulfilling our promise to offer our customers a choice of ISPs on our cable systems. We've got one ISP Choice trial under way and another is planned. We're justifiably proud of our progress to date and hope the FCC is as pleased as we are."
         The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.
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